RELEASE IMMEDIATELY

Contact: Frank Cinatl (888) ABATIX-X (222-8499) fcinatl@abatix.com

ABATIX CORP. REPORTS

   9% REVENUE INCREASE AND 12% GROWTH IN EARNINGS BEFORE CHARGE FOR 2002

DALLAS, TEXAS, MARCH 6, 2003 ... ABATIX CORP. (NASDAQ ABIX) today announced net sales of $59,801,000 for 2002 increased 9% from 2001 net sales of $54,726,000. Earnings before the cumulative effect of change in accounting principle were $1,345,000 or $.79 per share and increased 12% from 2001 net earnings of $1,206,000 or $.70 per share. The adoption of Financial Accounting Standard Board’s Statement No. 142 (“Statement 142”) on January 1, 2002 resulted in a non-cash charge of $492,000, net of tax. Therefore, the Company reports net earnings of $853,000 or $.50 per share in 2002 compared to net earnings of $1,206,000 or $.70 per share in 2001.

The 9% increase in revenue from 2001 is primarily attributable to the spreading awareness of toxic molds and subsequent removal of these molds in homes and buildings throughout the U.S. The growth in sales to the restoration industry, which includes mold remediation, was partially offset by a decline in sales to the industrial and construction industries. The 12% increase in earnings before the Statement 142 charge is a result of increased sales volume, partially offset by increased selling, general and administrative expenses. The higher selling, general and administrative expenses were due to higher labor costs, partly in anticipation of continued growth.

Mr. Terry W. Shaver, President, stated "We are extremely pleased with the our financial performance in 2002. Our ability to capture market share in the restoration industry, along with continued attentiveness to satisfy customers' needs, helped continue our pattern of revenue growth. Sales to the restoration industry showed some decline in the latter part of the fourth quarter which has continued in the first two months of 2003. This slowdown is primarily due to the change in insurance laws, which has had a negative impact on mold related jobs. Therefore, we anticipate a decline in year over year sales for 2003 to this industry." Mr. Shaver concluded, "The U.S. industrial economy remains weak, however we are still hopeful that business investment will rebound in the coming quarters to spur economic growth. Additionally, we are hopeful our entrance in the domestic preparedness market allows us to continue to grow and diversify our revenues. We will continue to look for improvements to our internal processes to provide cost benefits to the Company and improved service to our customers."

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the continued long-term impact of the September 11, 2001 tragic events on the commercial construction, industrial manufacturing and domestic preparedness markets, the long-term impact of insurance coverage on mold remediation, adverse weather conditions, inability to hire and train quality people or retain current personnel, changes in interest rates and strong or increased competition. In addition, increases in oil prices or shortages in oil supply could significantly impact the Company’s petroleum based products and its ability to supply those products at a reasonable price.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, hazardous materials, and environmental industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.

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ABATIX CORP.

SELECTED FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net sales	$13,604,251	$13,241,599	$59,801,175	$54,726,290
Cost of sales	9,609,246	9,367,465	42,364,236	39,342,062
Gross profit	3,995,005	3,874,134	17,436,939	15,384,228
Selling, general and administrative
expenses	3,531,880	3,389,481	14,999,741	12,990,978
Operating profit	463,125	484,653	2,437,198	2,393,250
Other expense, net	55,542	65,078	228,393	407,488
Earnings before income taxes	407,583	419,575	2,208,805	1,985,762
Income tax expense	166,583	160,512	863,683	779,411
Earnings before cumulative effect of
change in accounting principle	241,000	259,063	1,345,122	1,206,351
Cumulative effect of change in
accounting principle, net of tax	-	-	491,941	-
Net earnings	$241,000	$259,063	$853,181	$1,206,351
Basic and diluted earnings per share	$.14	$.15	$.50	$.70
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148
	As of
	December 31,	December 31,
	2002	2001
Current assets	$15,579,427	$14,529,347
Total assets	$17,129,903	$16,441,171
Current liabilities	$8,439,043	$8,603,492
Total stockholders' equity	$8,690,860	$7,837,679

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